EXHIBIT  5.1
OPINION  OF  VIAL,  HAMILTON,  KOCH  &  KNOX,  LLP


                               OPINION OF COUNSEL
                                 CRAIG G. ONGLEY
                        VIAL, HAMILTON, KOCH & KNOX, LLP
                         1700 Pacific Avenue, Suite 2800
                              Dallas, Texas  75201
                               Phone: 214-712-4400
                               FAX:  214-712-4402

April  4,  2003

AgroCan  Corporation
Dominion  Centre
43-59  Queen's  Road  East,  Room  706
Hong  Kong

     Re:     Registration  Statement  on  Form  S-8

Gentlemen:

We have acted as counsel for AgroCan Corporation (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 1,000,000 shares of the Company's Common Stock, 0.0001 par value (the "Common Stock"), issuable pursuant to the Company's Fiscal 2002 Equity Compensation Plan (the "Plan"), and Consulting Agreements (the "Agreements").

I have examined the Certificate of Incorporation, as amended, and the ByLaws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable with the Plan and the Agreements are duly authorized and, when issued in accordance with the Plan and the Agreements, will be validly issued, fully paid and non-assessable.

Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very  truly  yours,

/s/  Craig  G.  Ongley
Vial,  Hamilton,  Koch  &  Knox,  LLP


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